UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2015

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Hampton Roads Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	001-32968 (Commission File Number)	54-2053718 (IRS Employer Identification No.)

641 Lynnhaven Parkway Virginia Beach, Virginia (Address of principal executive offices)	23452 (Zip Code)

Registrant’s telephone number, including area code:  (757) 217-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of
       Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2015, Douglas J. Glenn resigned as President and Chief Executive Officer and director of Hampton Roads Bankshares, Inc. (the “Company”), effective immediately.  Also on September 16, 2015, the Board of Directors of the Company appointed Charles M. Johnston, Chairman of the Company’s Board of Directors, to serve as the interim Chief Executive Officer of the Company while the Company conducts a search for Mr. Glenn’s replacement.

Mr. Johnston, age 60, has served as Chairman of the Company’s Board of Directors since May 2013. Mr. Johnston served as Chief Financial Officer of Eastern Bank Corporation, a bank holding company headquartered in Boston, from 2003 until his retirement in March 2012. From 1996 until its sale to Citizens Financial Group in 2003, he was Chief Financial Officer of Commonwealth Bancorp, a bank holding company headquartered in Philadelphia. From 1994 to 1996, he was Chief Financial Officer of TFC Enterprises, an auto finance company headquartered in Norfolk, Virginia. Previously he served in Treasury, Financial Planning, and Investor Relations roles at Mellon Bank Corporation and Treasury, Accounting, and Internal Audit roles at United States Steel Corporation.

Mr. Johnston will continue to receive compensation in his capacity as a director and as Chairman of the Board of Directors. Mr. Johnston also will receive cash compensation of $50,000 per month while serving as interim Chief Executive Officer, plus reimbursement of certain living expenses in Virginia Beach.  In addition, the Company authorized an award of 200,000 restricted stock units with a value of approximately $394,000 at the time of grant to Mr. Johnston, which award will vest the earlier of one year from the date of grant or upon the Company’s appointment of a successor Chief Executive Officer.

Also on September 16, 2015, the Board of Directors of the Company appointed Donna W. Richards as President and Chief Operating Officer of the Company.  Ms. Richards, age 51, has served as President of the Bank of Hampton Roads since August 2012. She previously served as the Company’s Retail Banking Executive from October 2010 until August 2012 and as Market President from May 2006 to October 2010.  Ms. Richards has an existing employment agreement, dated May 22, 2013, with the Company (the “Employment Agreement”), which was attached as Exhibit 10.1 to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2013, filed with the Securities and Exchange Commission on August 14, 2013.  In addition to compensation under her Employment Agreement, Ms. Richards will receive a cash retention bonus of $100,000 in connection with her promotion.  In addition, the Company authorized an award of 60,000 restricted stock units with a value of approximately $118,200 at the time of grant to Ms. Richards, which award will vest the earlier of one year from the date of grant or upon the Company’s appointment of a successor Chief Executive Officer.  The Company expects to amend the Employment Agreement to extend its term for an additional two years and to modify the calculation of the payment to which she is entitled upon termination by the Company other than for Cause or by her for Good Reason pursuant to Section 5(d)(1)(i) of the Employment Agreement to an amount equal to 300% of the sum of her then-current rate of annual salary and her average bonus for the two years preceding such termination.

In connection with Mr. Glenn’s resignation from the Company, the Company entered into a release and separation agreement (the “Separation Agreement”) with Mr. Glenn on September 16, 2015.  Under the Separation Agreement, Mr. Glenn is entitled to receive a lump sum payment of $2,246,640, in addition to his base salary through the separation date, accrued but unused paid time off and other compensation and benefits that have accrued or vested under any ERISA plans or equity awards prior to his separation date.  Also pursuant to the Separation Agreement, Mr. Glenn agreed to a complete release of claims and to certain non-competition, non-solicitation and confidentiality provisions.  The foregoing summary description of the Separation Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

A copy of the Company’s press release announcing the transition is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Release and Separation Agreement, dated September 16, 2015, between Hampton Roads Bankshares, Inc. and Douglas J. Glenn.

99.1	Press release, dated September 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hampton Roads Bankshares, Inc.

Date: September 16, 2015	By:	/s/ Thomas B. Dix, III
Thomas B. Dix, III
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Release and Separation Agreement, dated September 16, 2015, between Hampton Roads Bankshares, Inc. and Douglas J. Glenn.

99.1	Press release, dated September 16, 2015